Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Advantage Solutions Inc. of our report dated May 4, 2017, except for Note 2 to the consolidated financial statements, as to which the date is June 9, 2017, relating to the financial statements and financial statement schedule of Advantage Solutions Inc. (Successor), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA

June 28, 2017